As filed with the Securities and Exchange Commission on April 6, 2020

Registration Statement No. 333-118277

Registration Statement No. 333-202728

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EVANS & SUTHERLAND COMPUTER CORPORATION

(Exact name of issuer as specified in its charter)

Utah	87-0278175
(State of incorporation)	(I.R.S. Employer Identification No.)

770 Komas Drive Salt Lake City, Utah	84108
(Address of Principal Executive Offices)	(Zip Code)

Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan

Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan

(Full title of plan)

Shaun Miller

Corporate Secretary

770 Komas Drive

Salt Lake City, Utah 84108

(801) 588 1000

(Name, address and telephone number of agent for service)

Copies to:

James R. Griffin

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Telephone: (214) 746-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF COMMON STOCK

On August 16, 2004, Evans & Sutherland Computer Corporation (“Evans & Sutherland”) filed a registration statement on Form S-8 (No. 333-118277) (the “2004 Registration Statement”) with the Securities and Exchange Commission (the “SEC”), registering 2,843,305 shares of Evans & Sutherland’s common stock, par value $0.20 (the “Common Stock”) under the Evans & Sutherland Computer Corporation 2004 Stock Incentive Plan. On March 13, 2015, Evans & Sutherland filed with the SEC a registration statement on Form S-8 (No. 333-202728) (the “2015 Registration Statement” and, together with the 2004 Registration Statement, the “Registration Statements”), registering 2,773,681 shares of the Common Stock under the Evans & Sutherland Computer Corporation 2014 Stock Incentive Plan.

On April 6, 2020, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 9, 2020, by and among Evans & Sutherland, Elevate Entertainment Inc. (“Parent”) and Elevate Acquisition Corporation, a subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into Evans & Sutherland, and Evans & Sutherland became a subsidiary of Parent (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by Evans & Sutherland in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of the Common Stock registered under the Registration Statements that remain unsold at the termination of the offerings, Evans & Sutherland hereby files this Amendment No. 1 to the Registration Statements for the purpose of removing and hereby removes from registration the Common Stock registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, State of Utah, on the 6th day of April, 2020.

EVANS & SUTHERLAND COMPUTER CORPORATION

By:	/s/ Jeb Terry Jr.
Name: Jeb Terry Jr.
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stephen T. Winn	Director	April 6, 2020
Stephen T. Winn

/s/ Jeb Terry Jr.	Chief Executive Officer and President	April 6, 2020
Jeb Terry Jr.	(Principal Executive Officer)

/s/ Shaun Miller	Secretary	April 6, 2020
Shaun Miller	(Principal Financial and Accounting Officer)